EXHIBIT 99.2

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Lisa B. Elkin – VP-Marketing, Investor Relations & Communications
Robert C. Paul – Chief Executive Officer & Director
Joseph R. Angileri – President & Chief Operating Officer
Laura Lawson Fournier – Chief Financial Officer, Treasurer & Executive VP

Other Participants

S. Kirk Materne – Analyst, Evercore Partners (Securities)
Aaron M. Schwartz – Analyst, Jefferies & Co., Inc.
Derrick Wood – Analyst, Susquehanna Financial Group LLP
Mark C. Jordan – Analyst, Noble Financial Capital Markets
Mike Latimore – Analyst, Northland Securities, Inc.

MANAGEMENT DISCUSSION SECTION

Operator:  Hello, and welcome to the Compuware Corporation’s Second Quarter Results Teleconference. By the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Senior Vice President of Communication and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa B. Elkin, VP-Marketing, Investor Relations & Communications

Thank you very much, Kerry, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, Chief Executive Officer; Joe Angileri, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts, including those regarding the company’s future plans, objectives and expected performance, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call.

While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information.

The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

I will now turn the call over to Bob, who will provide a summary of the quarter’s results. Joe will then highlight business unit operating results, followed by Laura, who will close with key financial information. We will then open the call to your questions.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Bob?

Robert C. Paul, Chief Executive Officer & Director

Thanks, Lisa. While we’re pleased that we met our guidance – EPS guidance for Q2; however, there are both positives and negatives for the quarter. At the macro level the growth drivers are doing well and positioned for continued strength moving forward.

We did have some significant challenges in Europe. We’re also challenged with a lackluster mainframe market, and as discussed earlier, this year represents a smaller number of mainframe renewal opportunities. I will provide some color on these issues and Joe and Laura will review the operating metrics and financials.

[ph] On (2:12) APM business had some significant bright spots and one specific headwind. Our Gomez SaaS bookings growth was 16% year over year. This is evidence that we are – we are fixing the prior operational challenges we had with this segment. And all of our predictive measures show a strong pipeline moving forward.

Next, we achieved a 63% growth year over year in APM North American on-premise bookings. Additionally, sales cycles for our APM solutions are beginning to shorten. We now see an increasing number of deals opening and closing in the same quarter.

Unfortunately, we had some very disappointing results in EMEA. This was both execution-related and delayed decisions in a tough market backdrop. We have made leadership changes and are making sure that the successful programs we put in place in other parts of the world are followed with more discipline in Europe. Although the EMEA issue cannot be fixed within one quarter, I expect consistent improvements moving forward.

A couple other comments on APM; I’ve just returned from our first-ever global APM user conference, Perform. We saw incredible enthusiasm from our customers and prospects for Compuware APM. In particular, there’s eager anticipation for our recently introduced APM innovations, including mobile streaming and web capabilities in Gomez to handle all performance management challenges at the edge of the application delivery chain. This is where a lot of the complexity challenges are impacting performance.

Next, mainframe APM. We are introducing a first-of-its-kind visibility into mainframe performance, which I will discuss more in a minute. Collective intelligence, to give our customers competitive advantage based on our 8 million Gomez measurements per day. This capability measures cloud environments all over the world and allows customers to correlate their own application degradation to external cloud influences.

And, finally, big data functionality and pricing that will extend our lead in this booming market. We allow our customers to track the performance of their big data projects through supporting Hadoop and Cassandra environments.

Also, the feedback we received is that customers are beginning to think differently about the application performance challenge. Today’s application delivery chain demands a new generation approach to APM, one that offers a single dashboard spanning virtual and cloud environments, cloud and mobile networks inside and outside of the datacenter, all from the user’s perspective.

Our customers need simple setup, rapid return on investment and answers, more than they need another piece of tooling that simply proliferates data smog. We are convinced that we are delivering solutions where the market is going: proactive, easy answers.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

We expect our APM business to follow its usual seasonality trends with strength in Q3 and Q4 overcoming a normally soft Q2. Our rep productivity, which we measure on a dollars-per-rep basis, is on target in North America and Asia-Pac. That means double the productivity from this time last year. However, given the dramatic shortfall we experienced in Europe this quarter we now expect our APM growth rate for the year to be closer to 16% year over year.

What is confirmed with Gartner’s Last Magic Quadrant is the old guard and their outdated approaches continue to fall behind while we continue to move ahead. This is due to focus and our APM solution capabilities.

We continue to grow at double the overall category growth rate, and we will continue to strive forward with next-generation capabilities in the coming months. We don’t need any acquisitions to compete and win. It’s simply about optimizing our execution, and that is where we are focused. Right now we have a full court press going on in Europe and expect more of the same everywhere else.

Building Covisint is about achieving predictable, consistent growth and recurring revenue. This quarter year-over-year recurring revenue exceeded 23% with solid performance in all industry segments. Covisint achieved 17% year-over-year total revenue growth. As you are aware, Covisint’s revenue is derived from recurring revenue and revenue from services to implement the platform. As an example, healthcare recurring revenue grew 37% year over year, automotive recurring revenue grew 21% year over year, and the energy and emerging vertical market grew 36% year over year. The quarterly shortfall in one-time professional services caused the depressed total revenue growth.

In the healthcare segment accountable care organizations continue to drive our healthcare business. ACOs have become critical not only to Medicare programs, but also in the commercial payer and state Medicaid space. This evolution is creating a strong demand for private health information exchanges, or HIEs, to facilitate the coordination of patient data across the community. This is a growing market for our secured cloud-based platform.

The state HIE business has entered its second phase as many of these initiatives evolve towards ACOs. We do have three state HIE initiatives, and three other regional HIE initiatives that are thriving, but I expect future growth in this area to be propelled by accountable care organizations. For those states that continue to have HIE models, whether they use Covisint or not, we will continue to target contracts with providers and other organizations in the state.

The AMA partnership continues to produce dividends as they have now joined forces with another of our partners, AT&T. The AMA will continue to use Covisint solutions to AT&T support the technology needs of its 250,000 members.

Covisint’s automotive business continues to show strength in consumer-based initiatives. Automakers globally are all faced with the challenge of how they engage with a new digital owner. By 2015 there are projected to be 30 million vehicles on the road with network connectivity. Covisint is well positioned to be the provider of the platform necessary to manage the consumer expectations for security, connectivity and engagement in this growing market.

In Q2, we signed the largest automaker in China to a new connected vehicle agreement. We’ll be providing the platform and the app store as they roll out their new digital initiatives. In North America, we recently signed an engagement with Hyundai on a multi-phase consumer and dealer strategy that will utilize the Covisint cloud-based platform. At Ally Financial, we just rolled out a comprehensive dealer initiative that uses all elements of the Covisint platform, including identity management, portal and AppCloud.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

In energy, the adoption cycle continues as we continue to roll out new initiatives within our customers, the largest global energy companies. The initial focus in energy has been about enabling secured access to highly confidential applications and data. We are now working with our existing customers and expanding into collaborating with other external businesses such as suppliers, dealers and distributors.

As we discussed before, we don’t see a lot of competitors in this space, with our most prevalent competition coming from strategic integrators or internal IT. That said, cloud-based enterprise collaboration is an emerging and rapidly growing category. Companies increasingly recognize a competitive imperative to engage with customers, business partners and suppliers. Covisint’s technology provides a leading enterprise collaboration platform, and we will continue to move fast to build on our differentiated position.

There are not a lot of surprises in the mainframe business. The mainframe remains vital to transactions that require major stability, reliability and performance. This overall footprint is under pressure from various cloud and distributed alternatives, as well as an aging workforce.

In spite of this year’s expected decrease in revenue from maintenance renewal opportunities and the delayed decisions due to the recent release of the new IBM platforms, we are still fortifying our mainframe revenue by focusing on a number of targeted initiatives.

We will continue to push forward with our market leading productivity tools, but we’re especially optimistic about our recently announced Compuware APM for mainframe offering, which will be released this quarter. Combining Strobe and dynaTrace technology on the mainframe, Compuware APM for mainframe gives our customers the unprecedented insight they need into the growing demand that mobile and web transactions are placing on the mainframe.

We’ve had great response from our prospects and that gives us strong optimism for this solution. We have very high expectations this solution will have a significant impact on our current year performance.

Otherwise, there has been little to no change in the mainframe competitive and pricing environment. Our focus on specific offerings that give differentiated value, along with four decades of technical innovation, give us a sound plan to maximize our revenue in this mature market.

For the remainder of this fiscal year, we expect EPS to be in the range of $0.36 to $0.40, and revenues to be in the range of $980 million and $995 million. Now, the big upside potential is with the new APM for mainframe solution. If initial market demand is any indication of potential for the rest of this fiscal year, we could hit and beat our original low-end guidance of $0.43.

In summary, for this quarter we hit EPS expectations, but have opportunity for execution improvement in Europe, and I expect some market help in the mainframe category. Our growth engines continue to build revenues rapidly with our increasing margins year over year.

Finally, in December of last year we communicated our three-year projections. Originally, we planned to update this in December. However, I believe it will make much more sense to fully complete our annual operating plan for fiscal year 2014 and have the benefit of fiscal year 2013 financials as a baseline for the updated three-year projection.

With that in mind, we will keep our focus on execution and share the updated three-year operating plan in the spring. We will publish the date of the spring analyst briefing in the next couple of months.

Joe?

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Joseph R. Angileri, President & Chief Operating Officer

Thanks, Bob. Now I’ll provide a deeper look into the business unit results. The APM business produced another quarter of growth with total revenue of $67 million, up 7% year over year. APM software license fees for the quarter were $17.9 million, down 2% year over year.

As Bob mentioned, Europe was a big challenge for APM. This, however, was preliminary -- was primarily an execution issue. The demand for our APM solution remains strong as exemplified by the stark contrast to Europe and North America. In contrast to the 57% year-over-year drop in on-premise software bookings due to weak execution in Europe, North America posted a 63% growth for the quarter.

APM subscription fees for the quarter were $19.5 million, up 5% year over year with our subscription bookings growing 16%. APM operating expenses for the quarter were $74 million, down approximately 7.3% year over year.

APM contribution margin for the quarter was a negative 10% compared to a negative 27% during the same period last year. Although growth was challenged in Q2 from significant execution headwinds in Europe, we feel strongly that our direction is correct. We see strong acceptance of our processes in North America and Asia-Pac, and need Europe to catch up.

Our cost of sales is coming down and our productivity is on the rise. APM’s contribution margin for the first half of the year has improved by nearly $20 million year over year, and the business is on track to show a positive contribution margin in Q3.

The Covisint business unit produced total revenues of $20.5 million, up 17% year over year. Covisint’s operating expenses for the quarter were $20 million, relatively flat year over year. Covisint’s contribution margin was approximately $500,000 or 2.4% for the quarter, compared to a $2.3 million loss or a negative 13% during the same period last year. As Bob mentioned, our Covisint business continues to progress nicely in key areas, and we’re seeing both revenue growth and margin expansion.

So as previously projected, mainframe continues to be challenged year over year. Mainframe produced total revenues of $78.8 million, down 33% year over year. Although mainframe’s operating expenses for the quarter were $20.3 million, down 16% year over year, this is not enough to overcome the softness in revenue.

Mainframe’s contribution margin for the quarter remained strong at 74%, but was down from 80% during the same period last year. We knew this would be a challenging year for the mainframe; however, as Bob mentioned, we have positive factors coming our way the second half of this year with IBM’s refreshed platform and the prelaunch of our APM for mainframe solution, PurePath for z/OS.

Now the professional service business unit produced total revenues of $33.7 million, down 15% year over year. Professional service operating expenses for the quarter were $28.1 million, down 11% year over year and professional service’s contribution margin for the quarter was 17% compared to 20% during the same period last year.

Although professional services has been trending down the last couple of quarters we expect that trend to reverse in Q3 with growth coming from our solutions consulting set around mobile, machine-to-machine and technology performance services, as these higher-margin services become an increased percentage of our professional service portfolio.

In Q2 the Changepoint business unit produced total revenues of $10.1 million, down 7% year over year, but up sequentially by 13%. Changepoint software license fees for the quarter were $2.1 million, down 3% year over year, but recovering from a challenged Q1 and up sequentially by 261%. Changepoint’s operating expenses for the quarter were $10.8 million, relatively flat year over year and up 11% sequentially. Changepoint had a contribution margin for the quarter of a negative 6% compared to negative 1% during the same period last year, and a negative 8% sequentially.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Now the Uniface business unit produced Q2 revenues of $10.3 million, down 13% year over year and relatively flat sequentially. Uniface’s operating expenses for the quarter were $4.6 million, down 11% year over year and down 15% sequentially. Uniface continues to have strong contribution margin. For the quarter it was 56% compared to 57% during the same period last year and 48% sequentially.

For nearly 40 years Compuware has been making technology make a difference: it’s what we do, it’s what we have always done, and it’s what we will continue to do. Yes, Q2 was a challenged quarter with European execution issues in APM and a continued slow mainframe market. We have addressed our execution issues in Europe and are excited about the market potential for our PurePath for z/OS solution. We remain optimistic about our overall position in the marketplace and about both our near and long-term prospects.

Laura?

Laura Lawson Fournier, Chief Financial Officer, Treasurer & Executive VP

Thanks, Joe. Despite the challenging quarter we still feel very good about the future prospects for our company, and we remain convinced that the strategic direction we have taken is absolutely the right one. For the quarter operating cash flow was approximately a negative $1.8 million. And for fiscal year ‘13 we now expect operating cash flow to be approximately $150 million to $160 million.

Our cash flow generation is being affected by the slowdown in Europe that Bob and Joe discussed, as well as by the back-end loaded nature of our business with the greater portion of our revenue being generated in Q4, which impacts the timing of cash collection.

In terms of our debt, as of September 30 of this year, our long-term debt position stood at $59.3 million. The increase over Q1 is due to our stock buyback efforts. And as we look forward, we expect the balance to be up in Q3. However, as Q4 is our highest cash quarter, we expect to pay down our long-term debt to approximately $25 million by year-end.

And with regard to stock buyback, in Q2 we repurchased approximately 3.2 million shares for $30.5 million. Year to date, as of September 30th, we have repurchased approximately 4.9 million shares for approximately $45.9 million. We will continue to repurchase stock as business and market conditions allow.

Our effective tax rate for Q2 was 38%, and we anticipate our tax rate to be approximately 39% for the remainder of the fiscal year.

Before I conclude I would like to briefly touch on currency and its impact on maintenance. The currency effect on maintenance for Q2 on a year-over-year basis was a negative $4.5 million. And year to date the currency impact on maintenance has totaled a negative $9 million. It is very important to note that the maintenance renewals remain robust at 90% plus.

As is oftentimes the case, Q2 proved to be a challenging period for the company, and we especially saw that in Europe this quarter. That said, we have addressed the key issues that contributed to some of these challenges, and we remain convinced that we are on the right track to meeting our long-term goals.

Lisa?

Lisa B. Elkin, VP-Marketing, Investor Relations & Communications

Ladies and gentlemen, we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] And our first question comes from Kirk Materne from Evercore Partners. Please go ahead, sir.

<Q – S. Materne – Evercore Partners (Securities)>: Yeah, thanks. I guess, Bob, to start, can you just give us maybe a little bit more color on Europe? I mean, that is a pretty eye-opening drop on a year-over-year basis. And could you just talk about, are these deals being pushed out? Was the pipeline just inaccurately sized to begin with? Could you just maybe start there in terms of providing some more color?

<A – Robert Paul – Compuware Corp.>: Yes, we have implemented a very robust new operating model, and the leadership team had spent a fair amount in Europe at the beginning of the year and then sporadically throughout the first half of the year. And the indications were that those -- the processes and the metrics were being picked up. And, in fact, the numbers coming through Salesforce and other things that we measure seem to be boding well for the European market.

So the surprise came, which is obviously not acceptable, in the last week, as there was a progressive downturn in deals that were just not ready to close. Almost all of the deals did push. And in spite of the recognized delayed decision-making going on in that marketplace, I still see that as an execution problem, and we should be aware of those issues going on inside our sales cycles.

Now we had an early glimpse of that in the -- a little bit of a glimpse of that in the first quarter. And so we took strides in the middle of the second quarter to make changes in the key leadership there, and we’re very, very pleased with the progress that is starting to happen now, but that damage has been done.

In North America, we did also have a couple of big opportunities that pushed. I didn’t want to get into them in our formal remarks. One of those has closed already. The other one verbal approvals, but nevertheless, right, we are winning where it counts, and we are gaining market share rapidly. And the capabilities that we have delivered into the marketplace, especially in APM, are just being received very, very well.

So in spite of the financial backdrop of the numbers of Q2, I can tell you there is a lot of enthusiasm and momentum going on inside the business right now.

<Q – S. Materne – Evercore Partners (Securities)>: Okay. And just maybe turning to Covisint. You mentioned the year-over-year growth in recurring revenue is around 23%. Can you maybe just help reconcile this a little bit, because when you talk about healthcare it is up 30%. When you talk about auto is up 31%. I think the other big areas are up – all up 30%. And clearly you guys had much higher aspirations in terms of recurring revenue this year.

So I am just trying to understand what’s happened in terms of the cadence of signing new business in the first half of this year that is not already translating into recurring revenue. I understand professional services one-time drop down, but that also happens because you don’t have new deals coming on board. So I am just trying to get a sense on -- is the pipeline of business being closed, I guess what is impacting that, because you guys clearly aren’t where you wanted to be at this point in time in that business?

<A – Robert Paul – Compuware Corp.>: Yes, but we are not far off. If you add – if you get into the details of the numbers and you take off the shortfall that we had expected in professional services, we would be very, very close, if not on our quarterly expectations for the number.

The, the -- almost the entire amount of drop in professional services did occur as a result of a freezing going on with one of our larger clients because there is some change of leaderships there. We had some – and that is while they were just sorting things out, we have had some great review sessions and a lot of optimism with that client moving forward.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

And we also have – continue to sign some very important deals for us. And there are a couple more household name deals that we are hoping to be able to talk about here shortly that will continue in the cycle.

So in spite of the total revenue shortfall, the big contracts are still there; we are still getting them signed. A couple of the projects, again, take a little bit longer to get implemented when we can start recognizing the revenue. We are still very robust on some great numbers for this fiscal year, and we also see a pickup in Q3 now moving forward into professional services, so all should be healthy again here very quickly.

<Q – S. Materne – Evercore Partners (Securities)>: Okay, I will leave it for there and let someone else ask questions. Thanks.

<A – Robert Paul – Compuware Corp.>: Thanks, Kirk.

Operator:  Thank you. And now at the line of Aaron Schwartz from Jefferies. Please go ahead.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Hi, good afternoon. You guys have telegraphed in advance the dynamics in the mainframe business this year and expected weakness and the tough comps there. It seems like the mainframe came in relatively close and almost maybe spot on with your expectations in the first half. Given that generates substantially all the cash flow, can you provide a little more detail why the cash flow guidance is changing? I know you said it was partially Europe, but I wouldn’t think the APM business in Europe is generating a whole lot of cash flow at this point.

<A – Laura Fournier – Compuware Corp.>: Kirk, this is Laura. I am sorry, Aaron, we -- obviously cash flow is based on all areas, and while the mainframe – we had hoped for a little bit higher mainframe number in Q2, as Bob said, a couple of deals pushed and that was influencing some of our numbers at the end of Q1.

We still hope to do and believe we are going to do the bigger deals. But the farther out they push the longer out the payment cycles come, and so our cash flow is impacted. Europe still does a lot of mainframe and a lot of on-prem APM and we didn’t see that this quarter. So that, again, as it pushes out it affects the cash flow. That’s really the primarily -- primary driver there.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. So issues in Europe, is that broader than APM?

<A – Robert Paul – Compuware Corp.>: I don’t – there wasn’t really any – as you saw on the mainframe, we obviously had a – we did have a little bit of a slowdown as it relates to Changepoint in Europe, but it’s not material. And we do expect the mainframe to hum along, and actually improve quite a bit, so not really. I mean, the EMEA problem was really isolated, almost exclusively around the APM business.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. And then can you walk through the leadership change there? I don’t know how detailed you want to get but was that sort of an internal change there, was that somebody external? Can you sort of exactly walk through the change you made?

<A – Robert Paul – Compuware Corp.>: Yeah. So without getting into too much specifics, we had a leader who we believed was executing against the model, and turned out had some – apparently some different ideas. And we have made that replacement with somebody who has been a long-term, extremely valuable and very, very well respected professional in the business that was actually running our entire European marketplace, sort of the General Manager of Europe, so to speak.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
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So he has taken on the helm of running specifically the APM business. And we’ve taken some of our other, I would call, top, top talent in that region and did a little bit of shuffling underneath, but there is no new outside leaders to speak of, an internal candidate.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. And last question for me, if I could. On just the OpEx, came down here sequentially. Is this a fair sort of run rate to look at going forward, or is that just largely some variable comp that was tied to some of the other issues you talked about that should come back in as the business recovers?

<A – Laura Fournier – Compuware Corp.>: You understand our business well. So, yes, the decline this quarter was primarily due to variable comp. And as revenue grows in Q3 and Q4 we would expect those expenses to grow as well, the total expenses.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay, terrific. Thanks for taking the questions.

<A – Robert Paul – Compuware Corp.>: Thanks, Aaron.

Operator:  Thank you. And now to the line of Derrick Wood from Susquehanna International. Please go ahead.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Thanks. I guess to follow up on the expense question, you did hit your EPS targets for the quarter despite having the revenue shortfall here, so it did look like you guys have tightened up expenses. I’m just trying to get a sense for – you lowered guidance, your EPS guidance by about $0.07, and yet you were in line with kind of your EPS expectations. So what’s the delta going on here?

<A – Robert Paul – Compuware Corp.>: Well, a combination of things. Obviously, it’s tough to make up for the shortfall that we saw in Europe from APM, so we’ve got that going on. I’m just going to talk about the top-line business right now.

We also are dealing with what [ph] are we considered (30:31) our hopefuls that could allow us to rebound. So we haven’t talked about the IBM mainframe new hardware release, right? If I listen to everything that IBM is saying, including their earnings call, they are expecting a pretty good bounce back in the second half. It would be irresponsible, I think, to include all of that potential bounce into our number. And so I think we are being as reasonable as we possibly can with expectations of the renewal and some capacity increases and some opportunity for new product sales.

And then we have a -- you know, we have hopes of some additional capabilities around the APM for mainframe solution. Again, we are being some would say conservative, some would say realistic, but the opportunity on that business is significant, but we can’t build that into guidance. So we are being actually quite conservative with that right now, again, leaving us some potential for upside. Joe, I don’t know if you got any other thoughts on [indiscernible] (31:41).

<A – Joseph Angileri – Compuware Corp.>: No, I think that is exactly right, Bob. And just to, Derrick, we did have a bit of a shortfall both on the mainframe side and the APM side in revenue, and it is something that we’re going to have to really try to recover. So that is primarily why we reduced guidance. As Bob said, with the new PurePath for z/OS we think that there is a lot of potential there, but it is unproven. It doesn’t go to market until this quarter. So we haven’t built that into the guidance, and that is the upside.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Laura Fournier – Compuware Corp.>: One more comment, Derrick, on the expense side we still have variable comp based on contribution margin as well. So there is a strong incentive out there to keep those expenses in line. So while variable comps will drive up in Q3 and Q4 we also are keeping our base expenses -- they are steady, if not dropping.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay.

<A – Robert Paul – Compuware Corp.>: Derrick, if I could add one more thing, this is on a very high-level strategic nature. Clearly we are going through a classic transition that a lot of companies go through. The mainframe is very, very important to us, but we know the mainframe has been around for a long time and we are looking to extend our competitive advantage positioning. And we are continuing to invest in that, as you see from the APM for mainframe business.

Having said that, 3.5 years ago, 4 years ago, I think we had, the number was 16% of our revenue was considered high growth. We are close to passing the threshold. We won’t -- I don’t think we will quite make it this year, but we will be close, in 50% of our revenue actually being high growth. So as we are making that transition, right, the game is making sure that the margins stay intact as you bring these new, great capabilities -- leading market capabilities to the marketplace, and this is simply the transition that we are going through. And, fortunately, we are in a place where we can do that versus some of our peers that I think are going to struggle with this issue moving forward.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay, thanks for the color. Just I wanted to drill down on the APM side. I mean, can you give us some color as to the percentage of revenue from North America? And then if I heard you right, 60% growth in bookings -- that doesn’t give us [ph] the timing (34:07) -- can you give us a sense on revenue or license revenue, what it was in North America?

<A – Joseph Angileri – Compuware Corp.>: The license revenue in North America?

<Q – Derrick Wood – Susquehanna Financial Group LLP>: For APM.

<A – Joseph Angileri – Compuware Corp.>: Yes, it was -- if I just go to the on-prem software license for North America it was about $14 million.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: And that includes the Changepoint and Uniface?

<A – Joseph Angileri – Compuware Corp.>: That’s a – no, no, oh, total software license, I thought you said?

<Q – Derrick Wood – Susquehanna Financial Group LLP>: No, no, I am sorry, just A, on-prem APM North America, okay. And the growth there?

<A – Robert Paul – Compuware Corp.>: That was about 67%.

<A – Laura Fournier – Compuware Corp.>: The total [indiscernible] (34:46).

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay, so your assumptions on the – I think you said 14% growth for APM. I mean, you’re basically assuming pretty hyper growth in the U.S., that’s staying consistent, and pretty, pretty negative growth in Europe for the rest of the year?

<A – Laura Fournier – Compuware Corp.>: Well, I think – just to clarify a few things, we did have some positive – very positive growth year over year in the APM space in North America on the on-prem side. So, Joe, you want to --?

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Joseph Angileri – Compuware Corp.>: 63%...on the bookings.

<A – Laura Fournier – Compuware Corp.>: On the booking side, and on the revenue side maybe it was a little bit lower than that. So we are – and we continued to forecast that that will pick up, even those increases as we go forward.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Yes, I was just trying to get – for the second half of the year, I mean, you are assuming similar negative growth rates in Europe and similar positive growth rates in North America?

<A – Joseph Angileri – Compuware Corp.>: We expect Europe to catch back up in terms of getting back to a normal trajectory of growth and not having a 57% decline.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay.

<A – Robert Paul – Compuware Corp.>: The forecast for Q3 in EMEA actually looks pretty reasonable. They are back to a run rate that I would consider in the realm of respectability. We are going to have to get back to you as far as compares – as far as run rates for the whole half of the year. But EMEA will rebound based on what we are seeing right now, but they’re not going to make up – they’re not going to be able to make up for the first – for this last quarter’s decline.

<Q – Derrick Wood – Susquehanna Financial Group LLP>: Okay. All right, I will leave it there and pass it on. Thanks.

<A>: [indiscernible] (36:35).

Operator:  Thank you and now to the line of Mark Jordan of Noble Financial. Please go ahead.

<Q – Mark Jordan – Noble Financial Capital Markets>: Good afternoon, gentlemen. I have a question about the overall mainframe revenues. As you see it now in your base case, excluding potential upside from APM and from higher than expected revenues driven by the new product cycle, what do you see as the decline in mainframe revenues you’re looking for?

And then, secondly, if you were to get all these two incremental kickers that you said could drive you back to that $0.43 number, what kind of incremental revenue stream does that represent?

<A – Robert Paul – Compuware Corp.>: I will talk about the incremental revenue stream as they’re pulling out the new year-on-year decline for mainframe. So we see two primary areas of bounce – potential bounce for the mainframe. We have built into the numbers somewhat already about a $13 million to $15 million increased opportunity as it relates to renewals and increasing capacity and things like that.

Right now we have an internal model that is driving our sales organization to an additional $25 million for the APM for mainframe solution. And to give some credibility to that, if I could, we have talked to a whole bunch of customers over the last two quarters that -- we have not had one say, this is not something that we’re ready to -- we’re ready to move forward with. We’ve got a targeted list of about 130 accounts -- well, exactly 130 accounts -- that we are in the process of talking to or will have talked to by the end of this month, an early-adopter program that closes out at the end of this calendar year with some special incentives, and then hitting the ground full force in Q4.

So there is -- and what we are seeing right now from the potential closes in this quarter and the next quarter is actually quite strong, stronger than I’ve ever seen since I’ve been here in the mainframe for new product release by far. And in fact some of the mainframe guys who’ve been around here a long time are saying it’s the most exciting thing that we have seen as far as a market response so and since the early days of Abend-AID and File-AID. So we are trying to keep the optimism in check to provide some proper guidance here, but those are the kind of numbers that we’re thinking about relative to upside.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Joseph Angileri – Compuware Corp.>: So with respect to the traditional mainframe portfolio, we started the year we had kind of thought that that would decline about 12%. And you may recall that’s really a function of a couple of very large deals that occurred last year, one here and one in Asia-Pac primarily, that’s also a function of the fact that we’ve been moving from term to firm deals and we had a decrement of about $16 million this year baked in.

Right now the way we see it we are kind of looking at it and projecting that, rather than 12% decline it will probably be closer to about 19% decline year over year without regard to the PurePath for z/OS that Bob was just talking about.

<Q – Mark Jordan – Noble Financial Capital Markets>: Another question, relative to the mainframe APM, are you going to be booking that in -- I take it in the mainframe segment?

<A – Robert Paul – Compuware Corp.>: Let me hold off on answering that question for you and we will let you know.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay, thank you very much.

<A – Robert Paul – Compuware Corp.>: Thank you.

Operator:  Thank you. And now it’s line of Mike Latimore, from Northland Capital. Please go ahead.

<Q – Mike Latimore – Northland Securities, Inc.>: Great, thanks a lot. I guess, first on the APM segment, I think part of the strategy there was to do a higher volume of smaller deals. So I guess, were there a lot of small deals that just did not close at the end of the September quarter or were there still a few big ones you were expecting that didn’t close?

<A – Robert Paul – Compuware Corp.>: Yeah, there were a couple of larger deals in North America that I can think of explicitly. One has since closed and one we are very positive about for this quarter. In Europe, it was a bunch of the smaller -- just a whole cascading of smaller opportunities. There wasn’t just one big deal. You don’t get that kind of decline with that kind of numbers. So it’s based -- a little bit based upon geography. It was both.

<A – Joseph Angileri – Compuware Corp.>: It was both. And just to add a little color to Europe, normally if we can close about 40% of our business in the first two months, we feel pretty good. And even though those two months were summer months in Europe, which are really tough months to get business closed, we actually closed more in those first two months than the last month of the quarter. So that’s just, I guess, impresses upon you guys that I don’t believe that was market- driven. That’s really more execution driven, because the market was pretty strong for us the first two months, but that last month of the quarter we just saw things falling out at a very rapid pace.

<Q – Mike Latimore – Northland Securities, Inc.>: On these several small deals, I mean, what gets them moving again, or do you have to come up with new deals in Europe?

<A>: Yeah. All the above, right? We’ve got a pipeline on the commit right now that looks pretty decent, Q3. We’re making sure that that is not -- that is not -- that that is in fact real. So the level of scrutiny and diligences going on in those deals is much, much more than anybody would expect to make sure we don’t have a problem again. And most of these were delayed decisions, right?

So we do get some -- quite a bit that were bounced out, but we should know that. We should know the closing process, we should know the closing steps, we should know the signatories on the deals as they get done. And then we also need to build out the pipeline so we don’t have that kind of challenge again. So it’s a combination of both.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Mike Latimore – Northland Securities, Inc.>: So within APM, you gave new guidance for the APM segment for this year. Did you still expect a similar kind of license growth rate in North America going forward? So that fairly rapid growth rate, do you assume that continues or do you assume a little bit more moderate growth rate in North America?

<A – Robert Paul – Compuware Corp.>: No. We think that continues. We’re actually ahead of where we thought we’d be in North America. Obviously, very, very pleased with our execution both in North America and Asia-Pac, and Latin America is still doing pretty decent. But very, very pleased in those two regions and our expectation is more of the same. And the numbers that we can see right now are more of the same moving forward.

<Q – Mike Latimore – Northland Securities, Inc.>: Do you have a bookings growth rate number for Covisint or a backlog growth rate number?

<A – Laura Fournier – Compuware Corp.>: We don’t. We don’t have that with us, but the backlog will be in the Q when we publish that.

<Q – Mike Latimore – Northland Securities, Inc.>: Okay. Got it. And then the corporate expense line came down sequentially. There is not much in the way of variable expenses in there, is there?

<A – Laura Fournier – Compuware Corp.>: Well, all of the executive -- the senior executive team is in that number. And so, yes, our variable comp is -- had some very high goals that -- so we took that down -- not the goals, the amount -- the accrual came down this quarter.

<Q – Mike Latimore – Northland Securities, Inc.>: Okay. Got it. And, let’s see. Great, that’s all for me. Thanks.

<A>: Thank you.

<A>: Thank you.

Operator:  Thank you. And now to the line of Aaron Schwartz from Jefferies. Please go ahead.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: I just had two quick follow-up questions. If we look at the total APM figure in the quarter here, I think it was $67 million, what percentage of that is EMEA? What is the geographic split for the total APM business?

<A>: I think it’s about 30% -- this quarter it was way down because of the -- EMEA usually runs about 30%, 35%.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. So, the...

<A>: We’ll get it for you for this quarter. That’s generally what happens, but it’s different for this quarter.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. So your total split, I guess, if I am looking at it correctly here, about 24%, 25% EMEA, so APM typically has greater exposure to EMEA than your overall business?

<A>: Yes.

<A>: Yes.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Laura Fournier – Compuware Corp.>: Definitely.

<A>: Professional services isn’t in Europe at all.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. And then, secondly, I didn’t hear any sort of update on Covisint. Can you just kind of walk through where you are in the process, any update on that front?

<A – Robert Paul – Compuware Corp.>: Yes, I can do that. We are not changing any expectations that we have set prior on Covisint. So we are just in a quiet period right now.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Right, I know you’ve kind of got your hands tied, but there is no change to the previous comments?

<A>: No.

<A>: No comment.

<A>: None.

<Q – Aaron Schwartz – Jefferies & Co., Inc.>: Okay. Thank you so much.

<A>: Thank you.

Operator:  Thank you. And now to the line of Kirk Materne from Evercore Partners. Please go ahead.

<Q – S. Materne – Evercore Partners (Securities)>: Thanks. Just one follow-up. I know you guys want to take a full year to review the initial plan you laid out last December, but clearly revenue isn’t where you are hoping it would be. I guess, how have you guys sort of thought about managing costs? I mean, things have gotten better, contribution margins have gotten better. But with mainframe going from down 12%, down 19% that is a pretty big hit. So I guess has there been anything incremental you guys have been putting in place or thinking about to continuing to try to get the leverage you’re looking for? Thanks.

<A – Robert Paul – Compuware Corp.>: Yes, it is a very important factor in our business planning. As a result of the quarter, obviously we are looking at all discretionary costs and things that we have to do and things that will support the business in the core versus context, and that will continue. We will be very much focused on opportunities moving into next fiscal year. And I think what the Street deserves moving into next fiscal year is we are going to get -- not only we are going to get the projections identified, but we are going to be much more transparent with those things -- the detail line items that we think that we can impact our margin moving forward.

It is -- in spite of the quarter, right, if you are thinking where we are heading long-term, we have got Covisint several quarters ago passed into positive contribution margin territory. We have every reason to believe that this quarter APM is passing very quickly through into positive contribution margin, and will help, hopefully, set that as an annual positive number for the year. And, you’re right, with -- we are in a down -- a little bit of a down renewal cycle for the mainframe this year, which we expect some bounce back for next year, as we have talked about a year ago.

So with all those things being said, it’s -- there are things that are pointing in the right direction and we are going to be quite realistic and conservative and transparent about what we believe those opportunities are to explicitly move the margin even faster.

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Compuware Corp.	CPWR	Q2 2013 Earnings Call	Oct. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Joseph Angileri – Compuware Corp.>: And I would also add too, Kirk, is that the 19% is the traditional. We still are very optimistic about the PurePath for z/OS. That will be very high margin for us as well, and that is not included in that 19%. And as Bob said, it is still early days on that, so we will have better information on that Q3, Q4.

<Q – S. Materne – Evercore Partners (Securities)>: Thanks.

Operator:  Thank you. And, ladies and gentlemen, we will now conclude today’s question and answer portion. I would now like to turn the conference over to Lisa Elkin.

Lisa B. Elkin, VP-Marketing, Investor Relations & Communications

Thank you. At this time, ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware, and we hope you have a pleasant evening.

Operator:  Thank you. Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference service. You may now disconnect.

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